Exhibit 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
	TRADED:	NASDAQ
	SYMBOL:	CBCF
July 21, 2005
CITIZENS BANKING CORPORATION
ANNOUNCES SECOND QUARTER 2005 RESULTS
FLINT, MICHIGAN — Citizens Banking Corporation announced net income of $20.6 million for the three months ended June 30, 2005. This represents an increase of $0.5 million or 2.4% over the first quarter of 2005 net income of $20.1 million and an increase of $1.8 million or 9.8% over the second quarter of 2004 net income of $18.7 million. Diluted net income per share was $0.47, compared with $0.46 for the first quarter of 2005 and $0.43 for the same quarter of last year. Annualized returns on average assets and average equity during the second quarter of 2005 were 1.06% and 12.62%, respectively, compared with 1.05% and 12.54% for the first quarter of 2005 and 0.97% and 12.00% for the second quarter of 2004.
Net income for the first six months of 2005 totaled $40.6 million or $0.93 per diluted share, which represents an increase in net income of $4.5 million or 12.4% and $0.10 per diluted share over the same period of 2004.
“Our strong earnings for the second quarter of 2005 were driven by quality loan growth in all categories and our lowest quarter of net charge-offs in five years,” stated William R. Hartman, chairman, president and CEO. “The growth in loans helped to partially offset the increase in margin pressure as a result of rising rates, the flattened yield curve, and industry challenges in deposit generation” continued Hartman.
Key Highlights in the Quarter:
•	On an average basis, commercial and commercial real estate loans grew by $53.4 million or 1.8% from the first quarter of 2005 and $59.4 million or 2.0% from the second quarter of 2004 due to continued strong growth from our Southeast Michigan market, focus on the sales management process and several new relationships in key Michigan and Wisconsin markets.

•	The Consumer Banking line of business launched “Take the Challenge”, a year-long consultative selling initiative. Some of the second quarter highlights from this initiative include:
o	A home equity campaign in April that significantly contributed to the $16.9 million in portfolio growth during the second quarter.

o	An Investment Center sales initiative in May that helped increase brokerage revenue by $0.7 million or 42.8% over the first quarter.
•	Net charge-offs declined to $2.4 million or 0.17% of average portfolio loans in the second quarter of 2005 compared with $4.2 million or 0.32% of average portfolio loans in the first quarter of 2005 and $4.4 million or 0.34% of average portfolio loans in the second quarter of 2004. Due to the continued reduction of risk in the commercial loan portfolio, the second quarter of 2005 provision for loan losses of $1.4 million was $1.6 million or 53.5% less than the first quarter of 2005 and $3.1 million or 69.0% less than the second quarter of 2004.

•	Nonperforming assets increased $5.3 million or 12.1% from the first quarter to $49.0 million at June 30, 2005. A single commercial credit accounted for $3.4 million of the increase. The June 30, 2005 level represented a decrease of $9.2 million or 15.8% compared with June 30, 2004.

Balance Sheet

Citizens’ total assets at June 30, 2005 were $7.8 billion, an increase of $49.2 million or 0.6% compared with March 31, 2005 and an increase of $78.0 million or 1.0% from June 30, 2004. These increases were due to growth in total portfolio loans which were partially offset by declines in the investment portfolio. Portfolio loans increased $93.4 million or 1.7% compared with March 31, 2005 and $222.5 million or 4.2% compared with June 30, 2004 as growth in both consumer and commercial loans continued to more than offset the $78.5 million reduction in loans as a result of the third quarter 2004 Illinois Bank sale.
On a period-end basis, commercial and commercial real estate loans increased $28.7 million or 1.0% at June 30, 2005 compared with March 31, 2005 and increased $81.8 million or 2.8% from June 30, 2004. The increases were a result of continued strong growth in the Southeast Michigan market, increased focus on the sales management process and several new relationships in key Michigan and Wisconsin markets, which were partially offset by a continued reduction of exposure on credits not meeting Citizens’ risk parameters.
Residential mortgage loans were $524.7 million at June 30, 2005, an increase of $28.8 million or 5.8% compared with March 31, 2005 and an increase of $43.6 million or 9.1% from June 30, 2004. The increases in the mortgage portfolio were the result of enhanced, more competitive adjustable-rate mortgage (ARM) product offerings, which are desirable for the bank to hold in the portfolio. Citizens continues to sell most new fixed rate production into the secondary market while retaining most new ARM production.
Total consumer loans, which are comprised of direct and indirect loans, increased $35.9 million or 1.8% at June 30, 2005 compared with March 31, 2005 and increased $97.1 million or 5.0% over June 30, 2004. The consultative sales process, supported by the “Take the Challenge” campaign, has helped offset weak consumer loan demand in Citizens’ market areas. During the three month period ended June 30, 2005, direct consumer loans increased $13.4 million or 1.1% and indirect loans increased $22.5 million or 2.7%. Growth in indirect consumer loans was due to seasonality in marine and recreational vehicle volume as well as the bank’s continued emphasis on strong relationships with the dealer network.
Total deposits were $5.2 billion at June 30, 2005, a decrease of $88.8 million or 1.7% compared with March 31, 2005 and a decrease of $160.7 million or 3.0% from June 30, 2004. The decline from the first quarter of 2005 reflects the migration of low transaction interest-bearing checking and promotional rate savings products to alternate investment opportunities in the market. The change from June 30, 2004 was primarily a result of the third quarter 2004 Illinois Bank sale, which included $155.3 million in deposits on the sale date. Core deposits, which exclude all time deposits, totaled $3.4 billion at June 30, 2005, which represents a $165.6 million or 4.6% decrease from March 31, 2005 and a decrease of $212.1 million or 5.9% from June 30, 2004. The decrease in core deposits from the end of the first quarter of 2005 was largely the result of clients migrating their funds into time deposits with higher yields and to promotional rate products within the market. Time deposits totaled $1.8 billion at June 30, 2005, an increase of $76.8 million or 4.5% compared with March 31, 2005 and an increase of $51.4 million or 3.0% from June 30, 2004.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $1.9 billion at June 30, 2005, an increase of $123.0 million or 7.0% compared with March 31, 2005 and an increase of $205.7 million or 12.2% from June 30, 2004. These increases were the result of the aforementioned loan and deposit changes.
Credit Quality
Nonperforming assets totaled $49.0 million at June 30, 2005, an increase of $5.3 million or 12.1% compared with March 31, 2005 and a decrease of $9.2 million or 15.8% compared with June 30, 2004. Nonperforming assets at June 30, 2005 represented 0.89% of total loans plus other repossessed assets acquired compared with 0.80% at March 31, 2005 and 1.10% at June 30, 2004. Loans added to the commercial nonperforming loan category increased to $21.1 million in the second quarter of 2005 compared with $11.2 million in the first quarter of 2005 and $17.3 million in the second quarter of 2004 while loans removed from that category totaled $17.5 million for the second quarter of 2005 compared with $15.4 million in the first quarter of 2005 and $23.2 million in the second quarter of 2004.
Net charge-offs decreased to $2.4 million or 0.17% of average portfolio loans in the second quarter of 2005 compared with $4.2 million or 0.32% of average portfolio loans in the first quarter of 2005 and $4.4 million or 0.34% of average portfolio loans in the second quarter of 2004. The 44.0% decrease in net charge-offs from the first quarter of 2005 was due to continued improvement in the overall risk of the commercial loan portfolio, as well as a reduction in the inventory of repossessed assets due to seasonal fluctuations. The allowance for loan losses totaled $120.0 million or 2.17% of portfolio loans at June 30, 2005, a decrease of $1.0 million and $3.8 million from March 31, 2005 and June 30, 2004, respectively.
The provision for loan losses decreased to $1.4 million in the second quarter of 2005 compared with $3.0 million in the first quarter of 2005 and $4.5 million in the second quarter of 2004. The reduction in the provision for loan losses reflects a decrease in the level of net charge-offs as well as a continued improvement in the overall risk of the portfolio.
Based on seasonal business trends, anticipated improvement in a few specific nonperforming loans and the overall risk in the loan portfolio, Citizens anticipates net charge-offs and provision expense in the third quarter to be consistent with or slightly higher than the second quarter of 2005.
Net Interest Margin and Net Interest Income

Net interest margin was 3.92% for the second quarter of 2005 compared with 3.96% for the first quarter of 2005 and 3.98% for the second quarter of 2004. The decrease in net interest margin compared with the first quarter of 2005 resulted from mix shifts within the deposit portfolio from lower cost savings and transaction products to time deposits and continued pressure on loan spreads. The decrease in net interest margin compared with the second quarter of 2004 was due to growth in higher yielding deposit products and pricing compression in commercial loans. For the six months ended June 30, 2005, net interest margin declined to 3.94% compared with 3.99% for the same period of 2004 as a result of the aforementioned changes.
Net interest income was $68.8 million in the second quarter of 2005 compared with $68.2 million in the first quarter of 2005 and $69.2 million in the second quarter of 2004. The increase in net interest income compared with the first quarter of 2005 was driven by growth in average earning assets and there being more days in the quarter, partially offset by a lower net interest margin. The decrease compared with the second quarter of 2004 resulted from a lower net interest margin, which was partially offset by an increase in average earning assets of $49.9 million. The earning asset increase was driven by growth in consumer and commercial loans, partially offset by declines in the securities portfolio.
Net interest income for the first six months of 2005 totaled $137.0 million, which is a $0.5 million decrease from the $137.5 million in the same period of 2004. The decrease was driven by the lower net interest margin partially offset by a $76.0 million increase in earning assets.
In the third quarter of 2005, Citizens anticipates net interest income will be slightly lower than the second quarter of 2005 as a result of anticipated margin compression and slightly lower investment portfolio balances.
Noninterest Income

Noninterest income for the second quarter of 2005 was $23.1 million, an increase of $0.7 million or 3.1% from the first quarter of 2005 and an increase of $0.3 million or 1.5% over the second quarter of 2004. Compared to the prior quarter, increases in deposit service charges, trust fees, and brokerage and investment fees were partially offset by decreases in mortgage and other loan income and other income. For the first six months of 2005, noninterest income totaled $45.6 million, which is an increase of $0.3 million or 0.6% over the $45.3 million in same period of 2004. The three-month and six-month increases over the prior year were largely due to the $2.1 million loss on sale of securities which occurred during the second quarter of 2004.
Deposit service charges for the second quarter of 2005 increased $0.5 million or 6.4% to $8.8 million compared with the first quarter of 2005 and decreased $0.2 million or 2.7% from the second quarter of 2004. The increase from the first quarter of 2005 was the result of an increase in transaction activity, improved fee waiver management, and the higher number of processing days. The decrease from the second quarter of 2004 was due to the rising rate environment, which resulted in higher customer earnings credits against commercial deposit service charges based on commercial deposit balances, partially offset by changes in the penalty fee structure. For the first six months of 2005, deposit service charges totaled $17.1 million, essentially unchanged from the same period of the prior year.
Trust fees for the second quarter of 2005 increased $0.1 million or 2.1% to $4.5 million compared with the first quarter of 2005 and were essentially unchanged from the second quarter of 2004. For the first six months of 2005, trust fees totaled $8.9 million, essentially unchanged from the same period of 2004. Total trust assets under administration decreased $25.1 million to $2.6 billion at June 30, 2005 compared with March 31, 2005 and decreased $46.6 million compared with June 30, 2004. The decline in trust assets from March 31, 2005 was due to the reduction of an institutional relationship in the second quarter of 2005 partially offset by stronger financial markets at June 30, 2005. The decline in trust assets from June 30, 2004 was due to the reduction of two institutional relationships during the periods presented, and the exit of custody assets related to two relationships in the first quarter of 2005. The effect of these exits was partially offset by stronger financial markets at June 30, 2005 and continued growth in the bank’s core segments of personal trust and employee benefit plans.
Mortgage and other loan income for the second quarter of 2005 decreased $0.3 million or 12.1% to $2.1 million compared with the first quarter of 2005 and decreased $1.0 million or 31.9% from the second quarter of 2004. The decreases reflect stronger ARM production, which resulted in more mortgages being held in the portfolio rather than being sold in the secondary market. For the first six months of 2005, mortgage and other loan income totaled $4.4 million, a decrease of $0.9 million or 16.4% from the same period of the prior year. The decline was a result of retaining more mortgage production.
Brokerage and investment fees for the second quarter of 2005 increased $0.7 million or 42.9% to $2.3 million over the first quarter of 2005 and decreased by $0.4 million or 13.9% compared with the second quarter of 2004. The increase from the first quarter was due to an improvement in consultative selling efforts and a successful sales campaign coordinated between the Wealth Management and Consumer Banking lines of business. The decline from the second quarter of 2004 was due to lower annuity sales primarily related to a bonus annuity rate offered during the sales campaign in the second quarter of 2004. For the first six months of 2005, brokerage and investment fees totaled $3.9 million, a decrease of $0.6 million or 12.4% from the same period of 2004. The decline was the result of lower annuity sales in January and February 2005 due to competitive pressures from other interest-bearing products and the aforementioned bonus annuity rate offered during the second quarter of 2004.
For the second quarter of 2005, all other noninterest income categories, which include bankcard fees, other income, and investment securities gains (losses), decreased $0.3 million or 5.9% to $5.5 million over the first quarter of 2005 and increased $2.0 million or 55.8% over the second quarter of 2004. The decrease from the first quarter of 2005 was the result of a performance-related penalty of $0.3 million from a third party vendor and a preference payment of $0.3 million on Citizens’ membership interest in the PULSE ATM Network, which were both received in the first quarter of 2005. The increase from the second quarter of 2004 was primarily the result of the $2.1 million loss on the sale of securities which occurred during the second quarter of 2004. For the first six months of 2005, all other noninterest income categories totaled $11.3 million, an increase of $1.6 million or 17.0% from the same period of 2004. The increase was largely the result of the aforementioned second quarter 2004 loss on sale of securities and a first quarter 2005 bank-owned life insurance policy payout which were partially offset by gains recognized upon the sale of former branch and other bank premises in the first quarter 2004.
Citizens anticipates total noninterest income in the third quarter will be slightly lower than the second quarter of 2005 due to lower sold mortgage activity and fewer bank-owned life insurance payouts.
Noninterest Expense

Noninterest expense for the second quarter of 2005 was $61.0 million, an increase of $0.4 million or 0.6% compared to the first quarter of 2005 and a decrease of $1.2 million or 1.9% from the second quarter of 2004. Compared to the first quarter of 2005, decreases in salaries and employee benefits, professional services, stationery and supplies and other expenses were more than offset by increases in occupancy, equipment, data processing, and other loan expenses. The variance from the second quarter of 2004 was a result of decreases in salaries and benefits, professional services, advertising, postage and delivery, other loan expenses, stationery and supplies and other expense, partially offset by increases in occupancy, equipment and data processing costs. For the first six months of 2005, noninterest expenses totaled $121.6 million, a decrease of $1.1 million or 0.9% from the $122.7 million for the same period of 2004. This decrease reflects declines in professional services, advertising and public relations, other loan expense, and other expenses, partially offset by increases in salaries and employee benefits, occupancy, and equipment.
Salaries and employee benefits for the second quarter of 2005 decreased $1.0 million or 3.0% to $32.4 million compared with the first quarter of 2005 and decreased $0.8 million or 2.5% compared with the second quarter of 2004. Salary costs declined in the second quarter of 2005, despite recognizing $0.4 million in severance, as a result of reduced headcount, lower incentive compensation expense and lower payroll tax expense during the quarter. Citizens had 2,150 full time equivalent employees at June 30, 2005, down from 2,175 at March 31, 2005 and 2,325 at June 30, 2004. For the first six months of 2005, salaries and employee benefits totaled $65.7 million, which represents an increase of $0.6 million or 0.9% from the $65.1 million for the same period of 2004. The increase was largely a result of higher employee benefit costs related to pension and insurance expenses.

Occupancy costs for the second quarter of 2005 increased $0.1 million or 2.3% to $5.7 million in the second quarter of 2005 compared to the first quarter of 2005 and increased $0.8 million or 15.5% over the second quarter of 2004. For the first six months of 2005, occupancy costs totaled $11.2 million, which represents a $1.0 million increase or 9.6% over the $10.3 million for the same period of 2004. These increases were largely the result of rent related to the opening of new branches and regional hubs opened in Southeast Michigan throughout 2004, depreciation associated with new branch construction in Southeast Michigan and the Michigan re-branding project.
Professional services for the second quarter of 2005 decreased $0.5 million or 11.3% to $3.7 million compared with the first quarter of 2005 and decreased $0.6 million or 13.0% compared with the second quarter of 2004. Expenses related to the evaluation, documentation, and testing of internal controls and issuance of the related reports to comply with Sarbanes-Oxley Section 404 were significantly lower in the second quarter compared to the first quarter of 2005. In addition, technology and network support costs decreased compared to the second quarter of 2004. For the first six months of 2005, professional services totaled $7.9 million, a decrease of $0.3 million or 3.5% over the $8.2 million for the same period of 2004. The decrease was largely a result of lower technology and network support costs resulting from a change in service provider.
Equipment costs for the second quarter of 2005 increased $1.6 million or 49.6% to $4.9 million compared to the first quarter of 2005 and increased $1.3 million or 34.6% compared with the second quarter of 2004. For the first six months of 2005, equipment costs totaled $8.2 million, an increase of $0.9 million or 12.7% over the same period of 2004. These increases were mainly due to $1.5 million in asset write-downs as a result of aligning the service life for these items with the current capitalization policy.
Advertising and public relations expense for the second quarter of 2005 was relatively flat at $1.8 million compared to the first quarter of 2005 and decreased $0.2 million or 10.7% compared with the second quarter of 2004. The decrease was due to reduced advertising and marketing expenses for the Southeast Michigan initiative and the Wealth Management line of business. For the first six months of 2005, advertising and public relations totaled $3.6 million, a decrease of $0.6 million or 14.8% from the $4.2 million for the same period of 2004. The decrease was the result of lower corporate advertising expenses and the timing of promotion campaigns.
Other loan expenses for the second quarter of 2005 increased $0.5 million to $0.9 million compared to the first quarter of 2005 and decreased $0.8 million or 46.4% compared with the second quarter of 2004. The increase from the first quarter was the result of an increase in provisioning to fund the reserve for unused commitments compared to a reduction of the provision in the first quarter. The decrease from the same period of last year was largely due to lower consumer loan processing expenses resulting from process improvements and lower loan volumes. For the first six months of 2005, other loan expenses totaled $1.2 million, which represents a decrease of $1.5 million or 54.7% from the $2.8 million for the same period of 2004. The decrease was the result of lower consumer loan volumes and process improvements implemented in the consumer loan processing department during the third quarter of 2004.
For the second quarter of 2005, all other noninterest expense categories, which include data processing services, postage and delivery, telephone, stationery and supplies, intangible asset amortization, and other expense, decreased $0.5 million or 3.9% to $11.6 million from the first quarter of 2005 and decreased $0.8 million or 6.6% from the second quarter of 2004. The decreases were largely the result of a focused effort to reduce supply costs across the corporation through increased awareness and the utilization of a recently implemented online procurement system. For the first six months of 2005, all other noninterest expense categories decreased $1.2 million or 4.7% to $23.7 million compared to the same period of 2004. The decrease was the result of reduced supplies and travel expenses, and non-credit related losses that were incurred in the first six months of 2004.
Citizens anticipates that noninterest expenses for the third quarter will be lower than the second quarter of 2005 due to anticipated reductions in benefits, incentives, severance, equipment depreciation, and other expenses.
Income Tax Provision

Income tax provision for the second quarter of 2005 was $9.0 million, an increase of $2.0 million or 28.0% compared to the first quarter of 2005 and an increase of $2.3 million or 34.8% over the second quarter of 2004. For the first six months of 2005, income tax provision totaled $16.0 million, an increase of $3.5 million or 27.7% over the same period of 2004. The increases were attributable to higher pre-tax net income and a $1.3 million ($0.8 million after-tax) reduction in the deferred Wisconsin state income tax asset as a result of the April merger of the Michigan and Wisconsin bank charters

The effective tax rate was 30.38% for the second quarter of 2005 compared to 25.89% for the first quarter of 2005 and 26.23% for the second quarter of 2004. On a year-to-date basis, the effective tax rate was 28.23% and 25.71% for 2005 and 2004, respectively. The increases were a result of the Wisconsin deferred tax asset release.
Citizens anticipates income tax provision for the third quarter will be lower than the second quarter of 2005 but higher than the first quarter of 2005 due to the apportionment calculation now used for the consolidated Michigan and Wisconsin bank.
Other News

Citizens Transitions to a New Commercial Distribution and Delivery Model

Citizens began the market by market transition to its new commercial distribution and delivery model at the end of the first quarter of 2005, and expects to have it fully implemented during the fourth quarter of 2005. The model is comprised of three elements which provide market delivery, professional credit, and commercial client services. It focuses on better customer service with faster turnaround times through client/market segmentation and aligning the right resources with the right opportunities.
Wisconsin Re-branding Completed

On April 25, 2005 all F&M Bank-Wisconsin locations were re-branded as Citizens Bank. This initiative included new Citizens Bank signage at all of the company’s Wisconsin locations and the replacement of the F&M Bank trade name and brand image with Citizens Bank on all brochures and materials. This change has been positively received by clients and staff alike. The change creates a more efficient banking franchise by allowing the combined banks to operate as a single entity. It eliminates the need for separate regulatory reporting, accounting and financial tracking by the two banks and allows the company to make more efficient use of its capital.
Citizens Names Three New Executives

On May 20, 2005, Stephen Figliuolo was appointed executive vice president and corporate risk officer and Jeffrey Powell was appointed senior vice president, controller, and principal accounting officer. On July 21, 2005, Judi Klawinski was appointed senior vice president and head of retail delivery.
Citizens Named a ‘Preferred Lender’ with the Federal Farm Service Agency

On June 6, 2005, Citizens announced that it has been named a preferred lender with the Farm Service Agency (FSA) for the state of Wisconsin. By holding this designation, Citizens is able to significantly streamline underwriting and servicing operations for FSA program requests, which resulted in quicker responses for clients.
Citizens Offers Retail Lockbox Service

On June 7, 2005, Citizens announced that it is gaining a competitive edge with medium-size business clients in need of automated, high-volume check processing by offering retail lockbox services. This service employs high-speed processing and optical character-recognition technology to automate procedures, reduce errors and includes an option to image incoming items.
Stock Repurchase Program

During the second quarter of 2005, Citizens repurchased a total of 100,000 shares of its stock at an average price of $29.62. As of June 30, 2005 there are 2,664,200 shares remaining to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.
Dividend Announcement

The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on August 11, 2005, to shareholders of record on August 2, 2005.
Investor Conference Call

William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EDT on Friday, July 22, 2005.
A live audio web cast is available at http://www.vcall.com/CEPage.asp?ID=92586. To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number: (877) 407-9205 International Dial-In Number: (201) 689-8054 Conference ID: 159719 Conference Name: “Citizens Banking Corporation Second Quarter Earnings Conference Call” R.S.V.P. is not required.
A playback of the conference call will be available after 12:00 p.m. EDT through August 8, 2005, by dialing US/Canada Dial-In Number: (877) 660-6853 or International Dial-In Number: (201) 612-7415, Account Number:

286, Conference ID: 159719. Also, the call can be accessed via Citizens’ Web site, through the Investor Relations section at http://www.citizensonline.com
Corporate Profile

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 181 branch, private banking, and financial center locations and 189 ATMs throughout Michigan, Wisconsin, and Iowa.
Safe Harbor Statement

Discussions in this release that are not statements of historical fact (including statements that include terms such as “will” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud and economic factors), Citizens’ future lending and collections experience and the potential inadequacy of Citizens’ loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in Citizens’ interest rate risk position, the potential inability to hedge certain risks economically, other adverse changes in economic or financial market conditions, the effects of terrorist attacks and potential attacks, Citizens’ potential inability to continue to attract core deposits, Citizens’ potential inability to continue to obtain third party financing on favorable terms, adverse changes in competition and pricing environments, Citizens’ potential failure to maintain or improve loan quality levels and origination volume, unanticipated expenses and payments relating to litigation brought against Citizens from time to time, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, the potential lack of market acceptance of Citizens’ products and services, adverse changes in Citizens’ relationship with major customers, changes in accounting rules that negatively impact results of operations or capital, the potential inadequacy of Citizens’ business continuity plans, the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens, Citizens’ potential inability to integrate acquired operations or complete its restructuring, unanticipated environmental liabilities or costs, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, Citizens’ success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens’ results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.
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(Financial highlights follow)
Visit our Web site at http://www.CitizensOnline.com

Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	June 30,	March 31,	June 30,
(in thousands)	2005	2005	2004

Assets

Cash and due from banks	$163,461	$145,707	$173,117
Interest-bearing deposits with banks	1,128	1,596	2,169
Investment Securities:
Available-for-sale:
U.S. Treasury and federal agency securities	1,341,398	1,377,766	1,452,159
State and municipal securities	379,625	386,515	410,635
Other securities	56,118	68,983	70,763
Held-to-maturity:
State and municipal securities (fair value of $69,263, $58,622 and $41,232, respectively)	67,813	58,942	42,523

Total investment securities	1,844,954	1,892,206	1,976,080
Mortgage loans held for sale	29,751	34,627	26,323
Loans:
Commercial	1,634,924	1,626,541	1,632,726
Commercial real estate	1,334,169	1,313,825	1,254,588
Residential mortgage loans	524,735	495,953	481,132
Direct consumer	1,186,659	1,173,234	1,131,827
Indirect consumer	842,741	820,289	800,476

Total loans	5,523,228	5,429,842	5,300,749
Less: Allowance for loan losses	(119,967)	(120,945)	(123,805)

Net loans	5,403,261	5,308,897	5,176,944
Premises and equipment	120,353	121,107	118,675
Goodwill	54,527	54,527	54,785
Other intangible assets	12,582	13,307	15,482
Bank owned life insurance	83,183	83,072	81,452
Other assets	112,737	121,690	122,880

Total assets	$7,825,937	$7,776,736	$7,747,907

Liabilities

Noninterest-bearing deposits	$927,270	$891,849	$919,924
Interest-bearing demand deposits	1,008,599	1,106,744	1,268,185
Savings deposits	1,475,220	1,578,058	1,435,088
Time deposits	1,789,649	1,712,883	1,738,237

Total deposits	5,200,738	5,289,534	5,361,434
Federal funds purchased and securities sold under agreements to repurchase	930,499	853,926	700,279
Other short-term borrowings	17,952	6,157	47,641
Other liabilities	78,072	79,656	79,415
Long-term debt	936,527	901,875	931,390

Total liabilities	7,163,788	7,131,148	7,120,159

Shareholders’ Equity

Preferred stock - no par value	—	—	—
Common stock - no par value	94,100	94,966	99,333
Retained earnings	555,017	546,882	523,581
Accumulated other comprehensive income	13,032	3,740	4,834

Total shareholders’ equity	662,149	645,588	627,748

Total liabilities and shareholders’ equity	$7,825,937	$7,776,736	$7,747,907

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30 ,		June 30,
(in thousands, except per share amounts)	2005	2004	2005	2004

Interest Income
Interest and fees on loans	$83,475	$74,073	$162,747	$147,779
Interest and dividends on investment securities:
Taxable	14,979	16,021	29,667	31,463
Tax-exempt	5,147	5,279	10,344	10,523
Money market investments	18	2	27	4

Total interest income	103,619	95,375	202,785	189,769

Interest Expense
Deposits	19,122	15,892	37,193	32,343
Short-term borrowings	6,700	1,798	11,141	3,070
Long-term debt	9,018	8,467	17,439	16,810

Total interest expense	34,840	26,157	65,773	52,223

Net Interest Income	68,779	69,218	137,012	137,546
Provision for loan losses	1,396	4,500	4,396	11,500

Net interest income after provision for loan losses	67,383	64,718	132,616	126,046

Noninterest Income
Service charges on deposit accounts	8,822	9,069	17,109	17,111
Trust fees	4,503	4,528	8,915	8,838
Mortgage and other loan income	2,074	3,047	4,434	5,303
Brokerage and investment fees	2,284	2,651	3,883	4,433
Bankcard fees	961	911	1,801	1,694
Other	4,465	4,650	9,422	9,989

Total fees and other income	23,109	24,856	45,564	47,368
Investment securities gain	37	(2,053)	43	(2,053)

Total noninterest income	23,146	22,803	45,607	45,315

Noninterest Expense
Salaries and employee benefits	32,351	33,185	65,702	65,124
Occupancy	5,685	4,922	11,245	10,264
Professional services	3,726	4,281	7,925	8,209
Equipment	4,937	3,668	8,238	7,310
Data processing services	3,499	3,440	6,868	7,086
Advertising and public relations	1,820	2,038	3,566	4,183
Postage and delivery	1,520	1,862	3,110	3,418
Telephone	1,465	1,451	2,906	2,985
Other loan expenses	874	1,631	1,249	2,760
Stationery and supplies	602	916	1,521	1,758
Intangible asset amortization	724	724	1,449	1,449
Other	3,787	4,025	7,812	8,131

Total noninterest expense	60,990	62,143	121,591	122,677

Income Before Income Taxes	29,539	25,378	56,632	48,684
Income tax provision	8,974	6,656	15,987	12,519

Net Income	$20,565	$18,722	$40,645	$36,165

Net Income Per Share:
Basic	$0.48	$0.43	$0.94	$0.83
Diluted	0.47	0.43	0.93	0.83

Cash Dividends Declared Per Share	0.285	0.285	0.570	0.570

Average Shares Outstanding:
Basic	43,160	43,292	43,192	43,303
Diluted	43,424	43,752	43,534	43,806

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004

Summary of Operations (thousands)
Interest income	$103,619	$99,166	$97,170	$96,029	$95,375
Interest expense	34,840	30,933	28,690	26,728	26,157
Net interest income	68,779	68,233	68,480	69,301	69,218
Provision for loan losses	1,396	3,000	4,609	4,985	4,500
Net interest income after provision for loan losses	67,383	65,233	63,871	64,316	64,718
Total fees and other income	23,109	22,455	23,644	34,548	24,856
Investment securities gains (losses)	37	6	10	534	(2,053)
Noninterest expense	60,990	60,601	61,117	78,973	62,143
Income tax provision	8,974	7,013	6,122	779	6,656
Net income	20,565	20,080	20,286	19,646	18,722
Taxable equivalent adjustment	3,324	3,353	3,324	3,350	3,356

At Period End (millions)
Total assets	$7,826	$7,777	$7,706	$7,659	$7,748
Total earning assets	7,399	7,358	7,292	7,233	7,305
Total loans including held for sale	5,553	5,464	5,421	5,319	5,327
Total deposits	5,201	5,290	5,300	5,267	5,361
Total shareholders’ equity	662	646	654	650	628

Average Balances (millions)
Total assets	$7,807	$7,728	$7,661	$7,669	$7,769
Total earning assets	7,386	7,302	7,238	7,235	7,338
Total loans including held for sale	5,510	5,424	5,337	5,289	5,312
Total deposits	5,254	5,349	5,258	5,336	5,435
Total shareholders’ equity	654	649	649	637	628
Shareholders’ equity / assets	8.37%	8.40%	8.48%	8.31%	8.08%

Credit Quality Statistics (thousands)
Nonaccrual loans	$42,191	$36,593	$42,819	$41,706	$48,191
Loans 90 or more days past due and still accruing	2	11	40	324	298
Restructured loans	32	42	42	52	52

Total nonperforming loans	42,225	36,646	42,901	42,082	48,541
Other repossessed assets acquired (ORAA)	6,817	7,118	7,946	10,303	9,673

Total nonperforming assets	$49,042	$43,764	$50,847	$52,385	$58,214

Allowance for loan losses	$119,967	$120,945	$122,184	$122,184	$123,805
Allowance for loan losses as a percent of portfolio loans	2.17%	2.23%	2.27%	2.30%	2.34%
Allowance for loan losses as a percent of nonperforming assets	244.62	276.36	240.30	233.24	212.67
Allowance for loan losses as a percent of nonperforming loans	284.11	330.04	284.80	290.35	255.05
Nonperforming assets as a percent of portfolio loans plus ORAA	0.89	0.80	0.94	0.99	1.10
Nonperforming assets as a percent of total assets	0.63	0.56	0.66	0.68	0.75
Net loans charged off as a percent of average portfolio loans (annualized)	0.17	0.32	0.35	0.38	0.34
Net loans charged off (000)	$2,374	$4,239	$4,609	$4,984	$4,398

Per Common Share Data
Net Income:
Basic	$0.48	$0.46	$0.47	$0.46	$0.43
Diluted	0.47	0.46	0.46	0.45	0.43
Dividends	0.285	0.285	0.285	0.285	0.285
Market Value:
High	$30.98	$34.81	$35.43	$33.36	$33.99
Low	26.35	29.02	32.01	29.42	28.31
Close	30.22	29.36	34.35	32.57	31.05
Book value	15.31	14.95	15.13	15.03	14.51
Shares outstanding, end of period (000)	43,261	43,173	43,240	43,234	43,263

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.92%	3.96%	3.97%	4.02%	3.98%
Return on average assets	1.06	1.05	1.05	1.02	0.97
Return on average shareholders’ equity	12.62	12.54	12.43	12.27	12.00
Efficiency ratio (2)	64.06	64.44	64.21	63.86	63.78

(1)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(2)	Efficiency Ratio = Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income). It measures how efficiently a bank spends its revenues. The fourth quarter 2004 excludes a special charge recovery of $0.2 million and the third quarter 2004 excludes the gain on the sale of the Illinois Bank subsidiary of $11.7 million and a prepayment penalty on FHLB advances of $18.0 million.

The efficiency ratio for the fourth and third quarters of 2004 would equal 64.03% and 73.67%, respectively, if these items were included in the calculation.

Financial Summary and Comparison
Citizens Banking Corporation and Subsidiaries

	For the six months ended
	June 30,
	2005	2004	% Change

Summary of Operations (thousands)
Interest income	$202,785	$189,769	6.9%
Interest expense	65,773	52,223	25.9
Net interest income	137,012	137,546	(0.4)
Provision for loan losses	4,396	11,500	(61.8)
Net interest income after provision for loan losses	132,616	126,046	5.2
Total fees and other income	45,564	47,368	(3.8)
Investment securities gains (losses)	43	(2,053)	(102.1)
Noninterest expense	121,591	122,677	(0.9)
Income tax provision	15,987	12,519	27.7
Net income	40,645	36,165	12.4

At Period End (millions)
Total assets	$7,826	$7,748	1.0%
Total earning assets	7,399	7,305	1.3
Total loans including held for sale	5,553	5,327	4.2
Total deposits	5,201	5,361	(3.0)
Total shareholders’ equity	662	628	5.5

Average Balances (millions)
Total assets	$7,768	$7,705	0.8%
Total earning assets	7,344	7,283	0.8
Total loans including held for sale	5,468	5,271	3.7
Total deposits	5,301	5,455	(2.8)
Total shareholders’ equity	652	636	2.5
Shareholders’ equity / assets	8.39%	8.25%	1.6

Per Common Share Data
Net Income:
Basic	$0.94	$0.83	13.3%
Diluted	0.93	0.83	12.0
Dividends	0.570	0.570	—

Market Value:
High	$34.81	$34.00	2.4
Low	26.35	28.31	(6.9)
Close	30.22	31.50	(4.1)
Book value	15.31	14.51	5.5
Tangible book value	13.75	12.89	6.7
Shares outstanding, end of period (000)	43,261	43,263	—

Performance Ratios (annualized)
Net interest margin (FTE) (1)	3.94%	3.99%	(1.3)%
Return on average assets	1.06	0.94	12.8
Return on average shareholders’ equity	12.58	11.44	10.0
Net loans charged off as a percent of average portfolio loans	0.25	0.43	(41.9)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $6.7 million and $6.7 million for the six months ended June 30, 2005 and 2004, respectively, based on a tax rate of 35%.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2005	2005	2004	2004	2004

NONINTEREST INCOME:

Service charges on deposit accounts	$8,822	$8,287	$8,814	$9,196	$9,069
Trust fees	4,503	4,412	4,794	4,222	4,528
Mortgage and other loan income	2,074	2,360	2,562	1,750	3,047
Brokerage and investment fees	2,284	1,599	1,733	1,719	2,651
Bankcard fees	961	840	897	853	911
Gain on sale of Illinois bank subsidiary	—	—	—	11,650	—
Other income	4,465	4,957	4,844	5,158	4,650

Total fees and other income	23,109	22,455	23,644	34,548	24,856
Investment securities gains (losses)	37	6	10	534	(2,053)

TOTAL NONINTEREST INCOME	$23,146	$22,461	$23,654	$35,082	$22,803

NONINTEREST EXPENSE:

Salaries and employee benefits	$32,351	$33,351	$31,320	$32,649	$33,185
Occupancy	5,685	5,560	5,077	4,859	4,922
Professional services	3,726	4,199	3,911	4,131	4,281
Equipment	4,937	3,301	3,575	3,486	3,668
Data processing services	3,499	3,369	3,074	3,192	3,440
Advertising and public relations	1,820	1,746	2,907	2,090	2,038
Postage and delivery	1,520	1,590	1,600	1,516	1,862
Telephone	1,465	1,441	1,502	1,543	1,451
Other loan expenses	874	375	840	384	1,631
Stationery and supplies	602	919	1,046	947	916
Intangible asset amortization	724	725	725	725	724
Prepayment penalty on FHLB advances	—	—	—	17,959	—
Other expense	3,787	4,025	5,540	5,492	4,025

TOTAL NONINTEREST EXPENSE	$60,990	$60,601	$61,117	$78,973	$62,143

Average Balances, Yields and Rates

	Three Months Ended
	June 30, 2005		March 31, 2005		June 30, 2004
	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate(1)	Balance	Rate(1)	Balance(2)	Rate(1)(2)

Earning Assets
Money market investments	$3,209	2.28%	$1,799	2.01%	$1,904	0.38%
Investment securities(3):
Taxable	1,436,384	4.17	1,435,683	4.09	1,579,622	4.06
Tax-exempt	421,144	7.52	420,931	7.60	427,115	7.61
Mortgage loans held for sale	38,478	5.59	31,341	5.49	50,409	5.31
Loans(4):
Commercial	1,640,287	5.90	1,615,304	5.62	1,630,970	5.15
Commercial real estate	1,320,077	6.28	1,291,629	6.08	1,270,011	5.69
Residential mortgage loans	499,425	5.64	497,925	5.47	476,453	5.82
Direct consumer	1,181,656	6.15	1,167,894	6.03	1,114,664	5.51
Indirect consumer	830,330	6.53	820,291	6.66	769,978	6.73

Total portfolio loans	5,471,775	6.12	5,393,043	5.96	5,262,076	5.65

Total earning assets	7,370,990	5.81	7,282,797	5.68	7,321,126	5.41

Nonearning Assets
Cash and due from banks	152,838		158,195		161,584
Bank premises and equipment	121,863		120,902		118,846
Investment security fair value adjustment	15,326		18,974		17,220
Other nonearning assets	266,932		268,861		275,225
Allowance for loan losses	(120,560)		(121,267)		(125,200)

Total assets	$7,807,389		$7,728,462		$7,768,801

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,071,211	0.67	$1,153,239	0.70	$1,315,875	0.72
Savings deposits	1,512,212	1.28	1,626,232	1.27	1,383,164	0.64
Time deposits	1,742,621	2.88	1,662,673	2.68	1,818,784	2.50
Short-term borrowings	890,444	3.02	717,971	2.51	687,927	1.05
Long-term debt	925,817	3.91	927,497	3.67	935,479	3.64

Total interest-bearing liabilities	6,142,305	2.27	6,087,612	2.06	6,141,229	1.71

Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	927,566		906,615		917,203
Other liabilities	83,828		84,766		82,768
Shareholders’ equity	653,690		649,469		627,601

Total liabilities and shareholders’ equity	$7,807,389		$7,728,462		$7,768,801

Interest Spread		3.54%		3.62%		3.70%
Contribution of noninterest bearing sources of funds		0.38		0.34		0.28

Net Interest Income as a Percent of Earning Assets		3.92%		3.96%		3.98%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Six Months Ended June 30,
	2005		2004
	Average	Average	Average	Average
(in thousands)	Balance	Rate(1)	Balance(2)	Rate(1)(2)

Earning Assets
Money market investments	$2,508	2.18%	$1,941	0.43%
Investment securities(3):
Taxable	1,436,036	4.13	1,554,226	4.05
Tax-exempt	421,038	7.56	424,352	7.63
Mortgage loans held for sale	34,929	5.54	40,572	5.47
Loans(4):
Commercial	1,627,864	5.76	1,625,824	5.05
Commercial real estate	1,305,932	6.18	1,284,958	5.83
Residential mortgage loans	498,679	5.55	487,027	5.78
Direct consumer	1,174,813	6.09	1,077,603	5.60
Indirect consumer	825,338	6.59	754,594	6.81

Total portfolio loans	5,432,626	6.04	5,230,006	5.68

Total earning assets	7,327,137	5.75	7,251,097	5.44
Nonearning Assets
Cash and due from banks	155,502		161,174
Bank premises and equipment	121,385		116,495
Investment security fair value adjustment	17,140		32,131
Other nonearning assets	267,891		269,058
Allowance for loan losses	(120,912)		(125,419)

Total assets	$7,768,143		$7,704,536

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,111,998	0.69	$1,337,216	0.73
Savings deposits	1,568,907	1.27	1,335,716	0.58
Time deposits	1,702,868	2.78	1,886,910	2.52
Short-term borrowings	804,684	2.79	598,090	1.03
Long-term debt	926,653	3.79	937,078	3.61

Total interest-bearing liabilities	6,115,110	2.17	6,095,010	1.72

Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	917,148		894,704
Other liabilities	84,294		78,939
Shareholders’ equity	651,591		635,883

Total liabilities and shareholders’ equity	$7,768,143		$7,704,536

Interest Spread		3.58%		3.72%
Contribution of noninterest bearing sources of funds		0.36		0.27

Net Interest Income as a Percent of Earning Assets		3.94%		3.99%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2005	2005	2004	2004	2004

Commercial(1)
Commercial	$17,903	$12,991	$13,774	$16,407	$20,815
Commercial real estate	9,692	11,004	14,464	12,290	14,982

Total commercial	27,595	23,995	28,238	28,697	35,797
Consumer:
Direct	3,726	3,474	3,518	3,682	4,042
Indirect	1,042	1,025	2,420	1,158	655
Residential mortgage	9,828	8,099	8,643	8,169	7,697
Loans 90 days or more past due and still accruing	2	11	40	324	298
Restructured loans	32	42	42	52	52

Total Nonperforming Loans	42,225	36,646	42,901	42,082	48,541
Other Repossessed Assets Acquired	6,817	7,118	7,946	10,303	9,673

Total Nonperforming Assets	$49,042	$43,764	$50,847	$52,385	$58,214

(1)	Changes in commercial nonperforming loans for the quarter (in millions):

Inflows	$21.1	$11.2	$18.4	$22.3	$17.3

Outflows	(17.5)	(15.4)	(18.9)	(29.4)	(23.2)

Net change	$3.6	$(4.2)	$(0.5)	$(7.1)	$(5.9)

Summary of Loan Loss Experience
Citizens Banking Corporation and Subsidiaries

	Quarter Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2005	2005	2004	2004	2004

Allowance for loan losses — beginning of period	$120,945	$122,184	$122,184	$123,805	$123,703

Less: Allowance of sold bank	—	—	—	(1,622)	—

Provision for loan losses	1,396	3,000	4,609	4,985	4,500

Charge-offs:
Commercial	2,722	2,463	1,876	3,216	3,149
Commercial real estate	200	678	5,754	1,763	1,918

Total commercial	2,922	3,141	7,630	4,979	5,067
Residential mortgage	127	324	238	324	305
Direct consumer	1,227	1,424	1,600	1,471	1,220
Indirect consumer	1,534	2,236	2,155	1,888	1,630

Total charge-offs	5,810	7,125	11,623	8,662	8,222

Recoveries:
Commercial	2,117	1,162	5,459	2,345	2,309
Commercial real estate	227	707	609	339	225

Total commercial	2,344	1,869	6,068	2,684	2,534
Residential mortgage	—	—	—	34	23
Direct consumer	377	343	364	342	560
Indirect consumer	715	674	582	618	707

Total recoveries	3,436	2,886	7,014	3,678	3,824

Net charge-offs	2,374	4,239	4,609	4,984	4,398

Allowance for loan losses — end of period	$119,967	$120,945	$122,184	$122,184	$123,805

Reserve for loan commitments — end of period	$2,868	$2,596	$2,833	$2,630	$3,000

	For the Quarter Ended June 30, 2005						For the Six Months Ended June 30, 2005
		Commercial	Residential	Direct	Indirect			Commercial	Residential	Direct	Indirect
	Commercial	real estate	mortgage	consumer	consumer	Total	Commercial	real estate	mortgage	consumer	consumer	Total
Charge-offs:
Michigan	$1,271	$116	$85	$1,026	$1,534	$4,032	$2,706	$164	$323	$2,046	$3,770	$9,009
Wisconsin	1,204	84	8	186	—	1,482	2,182	714	88	469	—	3,453
Iowa	247	—	34	15	—	296	297	—	40	136	—	473

Total charge-offs	2,722	200	127	1,227	1,534	5,810	5,185	878	451	2,651	3,770	12,935

Recoveries:
Michigan	1,207	144	—	310	715	2,376	1,782	732	—	595	1,389	4,498
Wisconsin	816	83	—	48	—	947	1,322	202	—	87	—	1,611
Iowa	94	—	—	19	—	113	175	—	—	38	—	213

Total recoveries	2,117	227	—	377	715	3,436	3,279	934	—	720	1,389	6,322

Net charge-offs	$605	$(27)	$127	$850	$819	$2,374	$1,906	$(56)	$451	$1,931	$2,381	$6,613